Exhibit 99.1

AITX’s Subsidiary, Robotic Assistance Devices, Contracted to Supply Robots to Major Network TV Series

Detroit, Michigan, May 2, 2023 — Artificial Intelligence Technology Solutions, Inc., (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients today announced that its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), has entered into a contract to furnish several of its robots to appear in a high-profile, major television network series.

“Our amazing robotic technology has once again caught the attention of Hollywood productions,” said Steve Reinharz, CEO of AITX and RAD. “Three upcoming movies, including the highly anticipated Blue Beetle are featuring a variety of RAD’s ROAMEO, ROSA and SCOT, but this production stands to far surpass all others.”

The prime-time television series, due for release in early June 2023, will feature several of RAD’s robots interacting with cast members. The popular television network typically receives 3.5 – 5 million US viewers during the program’s anticipated prime-time schedule. The Company expects international distribution of the series which could greatly expand viewership.

Reinharz added, “This is such a big, highly visible opportunity for RAD that we’ve sent a robotic engineer to support the show for the entirety of the production schedule. As with our other placements in TV and movies, we’re not paying for this visibility, and we’re very excited to be part of it.”

RAD has received permission to share and promote video clips and images of the RAD robots in-studio and on-set once the promotion for the series begins. The Company expects to release additional information as permission and the schedule from the production company and network allows.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the $25 billion (US) security and guarding services industry through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide a cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers this tremendous costs savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

About Artificial Intelligence Technology Solutions (AITX)

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staffs and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.stevereinharz.com, www.radsecurity.com, www.radgroup.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

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Steve Reinharz

949-636-7060

@SteveReinharz